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CUSIP No. 649290-20-2                  13D           Page 28 of 43 Pages
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                                    EXHIBIT 3
                                    ---------

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

                  WHEREAS, The New World Power Corporation (the "Company") entered into an employment agreement with John D. Kuhns (the "Executive") as of August 1, 1995 (the "Employment Agreement"); and

                  WHEREAS, the Company and the Executive are desirous of amending certain provisions in the Employment Agreement; and

                  WHEREAS, the Company has instituted an across-the-board salary reduction for all employees of the Company and its wholly owned subsidiaries of 25% or more;

                  Accordingly, in consideration of the premises and respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree, effective March 1, 1996, as follows:

                  1. COMPENSATION. Until such time as the Company has paid in full its 8% Convertible Subordinated Notes, as amended, due July 31, 1997 (the "Notes"):

                  (1) The Executive's Base Salary will be at the annual rate of Two Hundred Twenty Thousand Dollars ($220,000);

                  (b) The Executive shall receive monthly proceeds from the sale of Common Stock of The New World Power Corporation (which the Company hereby agrees to use its best efforts to effect) through Oakes, Fitzwilliams acting as agent, or through another

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CUSIP No. 649290-20-2                  13D           Page 29 of 43 Pages
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agent  satisfactory to the Executive,  provided that Executive shall not receive in excess of $12,000 per month for those sales except to the extent required to make up in any monthly period shortfalls for prior monthly periods;

                  (c) The Executive shall receive as a bonus a portion of the gross cash proceeds of the sale of the assets, provided such sale occurs prior to the termination of the Executive's employment, listed on Schedule A as follows: (i) one-half of one percent (.5%) of the gross cash proceeds derived from the sale of any assets up to the "minimum value" plus (ii) two percent (2%) of any gross cash proceeds in excess of the "minimum value." The sale of assets shall be deemed to occur upon the execution of a definitive agreement, provided that no sums shall be due unless and until the buyer has delivered the cash proceeds. Notwithstanding the foregoing, however, the Executive shall not be entitled to receive pursuant to Sections 1(a), 1(b) and 1(c) hereof any amount in any year in excess of $480,000 regardless of any amounts paid in any other year.

                  (d) The Executive shall accept in lieu of any Severance Benefit or other unpaid compensation due upon termination, and the Company shall be obligated to transfer, the Farmhouse Property, including all furniture and fixtures thereon and excluding all files, business records and readily removable items necessary to the continued operation of the Company. In the event the Company is

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CUSIP No. 649290-20-2                  13D           Page 30 of 43 Pages
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obligated to transfer the Farmhouse Property to the Executive, the Company shall prepare at its own expense all documentation necessary for the transfer, which shall be completed within 10 business days following the Executive's termination of employment; the Executive shall accept title to the Farmhouse Property pursuant to a Special Warranty Deed and the Company shall pay the amount of applicable conveyance taxes and any mortgage filing fees. Nothing in this
Section 1(d) shall be deemed to entitle the Executive to any greater rights to a Severance Benefit that he would be entitled to receive under the Employment Agreement.

                  (e) The Executive shall not seek to enforce any claim, or make any demand for, or have any recourse with respect to, compensation or cash payments from the Company except pursuant to the Employment Agreement as amended.

         2. WAIVERS. The Executive hereby consents to the foregoing change in compensation and waives any claim that such change constitutes "Good Reason" under paragraph 11(a)(iv) of the Employment Agreement and waives any claim to the Severance Benefit as a result of the foregoing change.

         3. DEFERRED SHARES. As part of the Executive's deferred compensation, the Company agrees to set aside 16,250 shares of Common Stock in the name of the Executive at the beginning of each of twelve consecutive months beginning March 1, 1996 (the "Shares") for delivery to the Executive on January 31,

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CUSIP No. 649290-20-2                  13D           Page 31 of 43 Pages
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1997 to the  extent  Shares  have  accrued  prior to  January  31,  1997 and for delivery to the Executive on January 31, 1998 to the extent Shares accrue after January 31, 1997 PROVIDED, HOWEVER, that Shares shall cease to accrue further to the Executive if his employment with the Company is terminated for any reason, PROVIDED FURTHER, that if the Executive's employment with the Company is terminated for any reason, nothing in this Section 3 shall be deemed to prevent delivery, on the appropriate date, of Shares which have accrued to the Executive prior to the date of the termination of his employment with the Company.

         4.   REGISTRATION   STATEMENT.   In  the  event  the  Company  files  a
registration statement, it shall also register the Shares, if the Executive so requests.

         5. FUTURE OPTION GRANTS. The Company through its Board of Directors may, from time to time at the discretion of the Company, grant stock options to the Executive and other employees of the Company.

         6. CONDITION PRECEDENT. This Amendment shall be effective upon approval of the Company's Board of Directors or upon the approval of the Compensation Committee of the Board of Directors of the Company.

         7. MISCELLANEOUS. a) The parties hereto acknowledge that the firm Olshan Grundman Frome and Rosenzweig LLP ("OGFR") served as counsel to the

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CUSIP No. 649290-20-2                  13D           Page 32 of 43 Pages
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Executive in connection  with the  negotiation of the  Employment  Agreement and that OGFR is acting as counsel to the Company in connection with the negotiation of this Amendment. Both sides further acknowledge that OGFR has acted, and continues to act, as counsel for the Executive in certain matters unrelated to his employment with the Company or the business affairs of the Company and that OGFR has acted, and continues to act, as counsel to the Company in certain litigation matters and in connection with the restructuring of the Notes. All parties consent to the firm OGFR representation of the Company in connection with the negotiation of this Amendment. The Executive has had an opportunity to consult independent counsel concerning the terms of this Amendment.
                  b) Upon payment in full of the Notes, Paragraph 1 hereof shall cease to be effective and the Executive's compensation shall be determined in accordance with the Employment Agreement, as amended by Paragraphs 2, 3 and 4 hereof.
                  c) Except as modified herein, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended hereby, sets forth the entire understanding of the parties hereto with respect to the matters covered by the Employment Agreement as amended.
                  IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first set forth above.

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CUSIP No. 649290-20-2                  13D           Page 33 of 43 Pages
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                                        THE NEW WORLD POWER CORPORATION


                                        By: /s/ Robert R. Mcdonald
                                            ---------------------------
                                            Robert R. McDonald, its
                                            Vice Chairman



                                             /s/ John D. Kuhns
                                             -----------------
                                                 John D. Kuhns